UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

ANAVEX LIFE SCIENCES CORP.

(Name of Registrant as Specified In Its Charter)

PVG ASSET MANAGEMENT CORPORATION

PATRICK S. ADAMS

JASON KOLBERT

RALF VON ZIEGESAR

RENE MORA

JOHN BORIS

CURTIS HOGUE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PVG Asset Management Corporation (“PVG”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GOLD Universal Proxy Card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from stockholders of Anavex Life Sciences Corp. (Nasdaq: AVXL) (the “Company”) for the Company’s 2026 annual meeting of stockholders, including any adjournments, postponements, continuations, reschedulings or any other meeting held in lieu thereof (the “2026 Annual Meeting”).

On September 9, 2026, PVG issued the following press release:

PVG Asset Management Issues

Important Information About Anavex Life Sciences (AVXL)

Why the Anavex Board should be replaced and a New CEO hired

CENTENNIAL, Colo., Sept. 09, 2026 (GLOBE NEWSWIRE) – PVG Asset Management Corp. (“PVG”), a stockholder of Anavex Life Sciences Corp. (Nasdaq: AVXL “Anavex” or the “Company”), believes the Anavex Board of Directors should be replaced and an experienced CEO should be hired. The “rookie” CEO held five positions across four organizations in seven years, none held longer than about 27 months.(1) On 27 February 2026, during her tenure as Aardvark’s EVP of Regulatory Affairs, that company announced a voluntary pause of its Phase 3 HERO trial.(1) This was the first big decision of the Anavex Board after firing the CEO in April 2026.

Fellow Stockholders, we need your support to turn Anavex around. We are seeking change; therefore, please vote the Gold Card for the six PVG Nominees (AnavexVotePVG.com).

Being experienced investors in the biotechnology sector for a long time, we have seen these spiral-down stock declines before when inexperienced or not market knowledgeable CEOs and boards with a lack of experience cannot raise money because they have little credibility with the investor community. We believe the market has spoken regarding Anavex. We do not want to see this company have to do a 10/1 or higher reverse stock split to get the share price high enough to do a stock offering; this course of action is a slippery slope for stockholders.

We do not believe Anavex can obtain the funding they need to advance the blarcamesine Phase 2b/3 trial with the existing team, “funded through mid-fiscal 2028,” which is March 2028, when the cash could be nearly exhausted. If the Alzheimer’s Phase 3 trial starts in early 2027 and costs at least $150 million, they only have $118 million now; the trial simply cannot start. By the time the trial starts the cash will be significantly lower.

We believe we can hire an experienced Central Nervous System CEO that has a following, and raise money nondilutive or at higher prices.

We believe the internal controls deficiency since September 30, 2025, SEC late reporting and Nasdaq compliance alone is reason enough to change the entire Board. First, the Company disclosed in an amended fiscal year 2025 10-K filing that it had a material weakness in internal control over financial reporting. Anavex admits in its recent SEC filing (Form 10-Q for the quarter ended June 30, 2026) that it has begun remediation efforts but fixing the weakness requires significant time, cost, and management attention and that there is no guarantee the corrective actions will fully resolve the problem. Also, because Anavex was late in filing its March 31, 2026, 10-Q, Nasdaq issued a deficiency notice that was only recently remedied. Anavex indicates in its June 30, 2026, 10-Q that consequences may include: Increased expenses related to resolving filing issues, lower stock price and difficulty hiring or retaining employees.

Very important in our view, Anavex now has a reduced ability to raise capital, as set forth in the June 30, 2026 10-Q. Because of the SEC late filings, Anavex has lost its eligibility to use its effective Form S-3 registration statement for 12 months, via its at-the-market financing program that raised approximately $36 million during the nine months ended June 30, 2026, disclosed in the June 30, 2026 10-Q.

The Anavex proxy statement filed with the SEC on August 11, 2026 (the “Anavex Proxy Statement”) states that its recently formed Board Executive Committee consists of Jiong Ma, Claus van der Velden and Axel Paeger, and the Committee is authorized to exercise the power of the Board in the management of the Company’s business and affairs to the fullest extent permitted by law, with the Committee continuing until it recommends its own dissolution or the Board determines otherwise. This appears relevant to the Company’s characterization of its proposed slate as a “refreshed” Board, since the proxy does not appear to state that this Executive Committee structure will terminate following the September 24, 2026 Annual Meeting. Based upon review of the Anavex Proxy Statement, we believe these three have no experience in managing a biotechnology company and have shown little ability to do so either.

We don’t understand why the Board did not direct the management to move forward with the Phase 3 trial relating to its proposed Alzheimer’s drug that would have been required even if the Company received conditional approval by the European Commission. We believe that Anavex’s assets remain valuable but require experienced leadership capable of advancing development programs and restoring credibility. Regrettably, we do not see this team capable of advancing the Company’s drugs. The Anavex Proxy Statement indicates that two of the four existing Board members are from the telecommunications industry. One of the new director nominees has experience relating to cancer but not central nervous system (“CNS”) products; there appears to be no expertise in CNS; this is not helpful.

The Company’s blarcamesine Phase 2b/3 trial for early onset Alzheimer’s data was released in December of 2023, and we believe little of any significance has been accomplished since then. The Company coasted for years, incurring net losses for the fiscal years ended September 30, 2023, 2024, and 2025 of $47.5 million, $43.0 million, and $46.4 million, respectively (see its 10-Ks for those fiscal years). These losses are significant, but we believe they pale in comparison to having years of this potentially significant drug approved and marketed.

Since April 2026, there has been a significant brain drain at the Company with little transition of critical information, already written papers and contacts…with the firing of Kun Jin PhD, VP Head of Biostatistics; Adebayo Laniyonu, PhD, SVP of Nonclinical Development; Wolfgang Liedtke, MD, PhD, SVP, Global Head of Neurology (we believe this gentleman knows all the issues with the Alzheimer’s drug and how to derisk it for Phase 3); Felix Lauscher, Chief Operating Officer; Anthony Sileno, SVP Clinical Operations and Translational Sciences; William Chezem, PhD, Manager of Clinical Trial Informatics; Alessandro Mammoli, Senior Manager Project Management; David Gould, MD, MBA; and Nell Rebowe, Sr Director of Business Development and IR. This is not the telecommunications industry where cutting staff overseeing a hard asset is cheered. In our view, this was the brains and history of the Company’s drug pipeline. Also, the firing of the CEO has resulted in two potentially significant legal actions.

Another poor decision, the Company also disclosed in its June 30, 2026 Form 10-Q that it terminated the Michael J. Fox grant for Parkinson’s Research of $0.8 million. Given the funding was available and the Company had positive results in a Phase 2 clinical trial, this money could have been used to generate further data to advance the drug for Parkinson’s. A press release by Anavex on March 17, 2026, stated “Significant treatment effects of blarcamesine were detected using both a test of impaired motor function and a biomarker of dopaminergic nerve fiber density, indicating fiber regrowth in the striatum after 6 weeks of blarcamesine treatment. Results were presented at the AD/PDTM 2026 Conference”.

We believe the current Anavex Board has played a key part in the substantial destruction of stockholder value; just look at the recent stock price, $3.11 as of August 24, 2026. On June 28, 2021, the stock price was $28.86. The situation needs to be quickly fixed as there is a finite life to the Company’s intellectual property; time is literally money.

Jiong Ma is the current Chairman of the Board. We could not find anything in the Anavex Proxy Statement regarding her biotechnology experience. Recently, she was involved in a SPAC, founded and led by Chavant Capital Acquisition Corporation, which merged with Mobix Labs, a semiconductor company which went from about $100 per share to about $1.70 in just a few years, a -98% decline, with the semiconductor sector being very strong. This is the type of Board Member we are NOT looking for.

We believe Anavex needs to be turned around quickly, or its stock could fall to levels that will make it very difficult to recover from. We have a slate of directors with experience in capital markets, with career focuses on investing in biotechnology, investment banking, public company leadership, drug development, regulatory interaction, corporate governance, CEO of a biotechnology company, and launching of drugs such as Prozac and Claritin.

The Anavex Board is being disingenuous in implying that PVG is seeking control without a credible plan and without paying stockholders a premium. We simply want to protect our investment for the benefit of all stockholders. The current 4 Board Nominees own just 5,000 shares, 3 of which own Zero! It’s not their money, it is our money.

We have six highly qualified Board Nominees that know what needs to be done and that have very significant and relevant experience. We think the current Board did not and does not know what questions to ask the management in seeking to move the Company forward.

The Company has disclosed a budget of $1.3 million for this proxy fight to save their jobs! Is this how you want your money spent?

If you have already voted your proxy with the Company’s white card, and you want to change your vote, please use the PVG Gold Card and change your vote. The Company desperately needs new leadership!

(1)	Anavex Proxy Statement filed with the SEC on August 11, 2026.

If you have any questions, require assistance in voting your GOLD universal proxy card, or need additional copies of PVG’s proxy materials, please contact:

1055 Washington Boulevard, Suite 520

Stamford, CT 06901

Stockholders may call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300

E-mail: proxy@investor-com.com

Participants in the Solicitation

The participants in PVG’s solicitation of proxies are PVG Asset Management Corporation, Patrick S. Adams, Jason Kolbert, Ralf von Ziegesar, Rene Mora, John Boris and Curtis Hogue (collectively, the “Participants”). Information concerning the identity of the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is included in PVG’s Definitive Proxy Statement and related SEC filings.

Forward-Looking Statements

This release and any related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not historical facts, including statements regarding PVG’s plans, objectives, beliefs, strategies and expectations relating to the 2026 Annual Meeting, the proxy solicitation, the Company, the Company Board of Directors, the PVG nominees, stockholder value and the potential outcome of PVG’s solicitation.

These statements may be identified by words such as “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “may,” “will,” “would,” “could,” “should” and similar expressions, or the negative thereof. Actual results may differ materially from those projected or contemplated by these forward-looking statements due to various risks and uncertainties, including those described in applicable filings made by the Company and PVG with the SEC.

Stockholders are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. PVG and the Participants do not undertake any obligation to update or revise any forward-looking statements, except as required by applicable law.

Important Additional Information and Where to Find It

PVG, together with the other Participants, has filed a definitive proxy statement on Schedule 14A and accompanying GOLD Universal Proxy Card with the SEC in connection with the solicitation of proxies from stockholders of the Company relating to the 2026 Annual Meeting.

STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GOLD UNIVERSAL PROXY CARD, ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER DOCUMENTS FILED BY PVG WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Definitive Proxy Statement, GOLD Universal Proxy Card and other relevant materials filed by PVG with the SEC are available at no charge at the SEC’s website at https://www.sec.gov/.

Contact:

Patrick S. Adams

PVG Asset Management Corporation

Padams@pvgasset.com